As filed with the Securities and Exchange Commission on July 23, 2025

Registration No. 333-285616
Registration No. 333-277688
Registration No. 333-270386
Registration No. 333-263250
Registration No. 333-257377

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-285616
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-277688
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-270386
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-263250
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-257377

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ELEVATION ONCOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	84-1771427
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

101 Federal Street, Suite 1900
Boston, MA 02110
(Address of Principal Executive Offices, including Zip Code)

2019 Stock Incentive Plan
2021 Equity Incentive Plan
2021 Employee Stock Purchase Plan
(Full title of the Plans)

Michael Hearne
Chief Financial Officer
Elevation Oncology, Inc.
4747 Executive Drive, Suite 210
San Diego, California 92121
(858) 281-5372
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Ryan A. Murr
Gibson, Dunn & Crutcher LLP
One Embarcadero Center Suite 2600
San Francisco, California 94111
(415) 393-8200

Robert A. Freedman, Esq.
David K. Michaels, Esq.
Ryan G. Mitteness, Esq.
Fenwick and West LLP
401 Union Street, Floor 5
Seattle, WA 98101
(206) 389-4510

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) filed by Elevation Oncology, Inc., a Delaware corporation (the “Registrant”), to deregister all shares of the Registrant’s common stock, $0.0001 par value per share (the “Shares”), remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”).

•
Registration Statement on Form S-8 (No. 333-257377) pertaining to the registration of (i) 2,339,748 Shares issuable under the 2021 Equity Incentive Plan (the “2021 Plan”), (ii) 228,222 Shares issuable under the 2021 Employee Stock Purchase Plan (the “ESPP”) and (iii) 2,403,343 Shares issuable under the 2019 Stock Incentive Plan (the “2019 Plan”).

•	Registration Statement on Form S-8 (No. 333-263250) pertaining to the registration of (i) 1,160,296 Shares issuable under the 2021 Plan and (ii) 232,059 Shares issuable under the ESPP.
•	Registration Statement on Form S-8 (No. 333-270386) pertaining to the registration of (i) 1,165,626 Shares issuable under the 2021 Plan and (ii) 233,125 Shares issuable under the ESPP.
•	Registration Statement on Form S-8 (No. 333-277688) pertaining to the registration of (i) 2,121,127 Shares issuable under the 2021 Plan and (ii) 424,225 Shares issuable under the ESPP.
•	Registration Statement on Form S-8 (No. 333-285616) pertaining to the registration of (i) 2,956,557 Shares issuable under the 2021 Plan and (ii) 591,311 Shares issuable under the ESPP.

The Registrant is filing these Post-Effective Amendments to withdraw and remove any unissued and unsold securities issuable by Registration pursuant to the above-referenced Registration Statements.

On June 8, 2025, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Concentra Biosciences, LLC, a Delaware limited liability company (“Parent”), and Concentra Merger Sub VI, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on July 23, 2025, Merger Sub was merged with and into the Registrant with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”). In the Merger, each share of Common Stock (the “Shares”) (other than (i) Shares owned or held in the Company’s treasury immediately prior to the Effective Time, (ii) Shares owned directly or indirectly by Parent or Merger Sub immediately prior to the Effective Time and (iii) Shares held by any stockholder of the Registrant who properly exercised appraisal rights under Delaware law) was converted into the right to receive (i) $0.36 per Share in cash and (ii) one non-transferable contractual contingent value right for each Share.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities registered under the Registration Statements that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on July 23, 2025. No other person is required to sign these Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

ELEVATION ONCOLOGY, INC.
/s/ Michael Hearne
Name: Michael Hearne
Title: Chief Financial Officer